Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Form S-3 Registration Statement pertaining to the offering of units with a total value of up to $90,000,000 (the “Prospectus”) of our report dated September 6, 2011 with respect to the financial statements of Paramount Gold and Silver Corp. included in its annual report filed on Form 10-K for the year ended June 30, 2011 filed with the Securities and Exchange Commission.

MNP LLP

Vancouver, Canada
January 31, 2012

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